Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

April 15, 2004

(213) 229-7000	C 41731-00004

(213) 229-7520

Herbst Gaming, Inc.
3440 West Russell Road
Las Vegas, Nevada 89118

        Re:  Exchange of 7% Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        We have acted as special counsel for Herbst Gaming, Inc., a Nevada corporation (the "Company"), and certain of its subsidiaries, as guarantors (the "Guarantors", and together with the Company, the "Registrants"), in connection with the Company's offer (the "Exchange Offer") to issue and exchange (the "Exchange") all of its 7% Senior Subordinated Notes due 2014 (the "Exchange Notes"), for a like amount of currently outstanding 7% Senior Subordinated Notes due 2014 issued on November 22, 2004 (the "Outstanding Notes"). The Exchange Notes will be entitled to the benefits of a guaranty of each Guarantor pursuant to the terms of the Indenture (as defined below) and the notation thereof indorsed on the Exchange Notes by such Guarantor (an "Exchange Guarantee"). The Exchange Notes will be issued under the Indenture dated November 22, 2004 (the "Indenture"), among the Company, the Guarantors and U.S. Bank National Association, as trustee (in such capacity, the "Trustee"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

        We have examined, among other things, (i) the Registration Statement on Form S-4, as amended (File No. 333-122837) (the "Registration Statement"), filed by the Registrants with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Offer, the Exchange Notes and the Exchange Guarantees; (ii) the Indenture; (iii) the form of the Exchange Notes; and (iv) the form of the Exchange Guarantees. The Indenture, the Exchange Notes and the Exchange Guarantees are sometimes referred to herein collectively as the "Documents". We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

        In rendering this opinion, we have assumed:

        (a)   Each party to the Documents (i) has all requisite power and authority to execute, deliver and perform its obligations thereunder, (ii) has duly authorized, by all necessary action on such party's part, the execution and delivery of each such Document and the performance of such obligations and (iii) has duly executed and delivered each such Document;

        (b)   The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

        (c)   The Indenture is the legal, valid and binding obligation of the Trustee, and is enforceable against the Trustee in accordance with its terms;

        (d)   The issuance and delivery of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision or any instrument or agreement then binding on the Registrants or any restriction imposed by any court or governmental body having jurisdiction over the Registrants; and

        (e)   The Company is a validly existing corporation under the laws of the State of Nevada. Each of the Guarantors is a validly existing corporation or limited liability company, as the case may be, under the laws of the State of Nevada.

        Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

  1.
  The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company.

  2.
  When the Exchange Notes are duly executed and authenticated, and the Exchange Guarantees are indorsed thereon, and the Exchange Notes as so indorsed are issued and delivered, the Exchange Guarantees will constitute legal, valid and binding obligations of the respective Guarantors.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

        A.    We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York and of the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

        B.    Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting any rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers); and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

        C.    We express no opinion as to the effect on the enforceability of the Exchange Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by the Guarantors.

        D.    Our opinions are subject to (i) the effectiveness of any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

        E.    We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.

        F.     We express no opinion as to the applicability to, or the effect of noncompliance by, the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents or because of the nature of the business of such party.

        This opinion is rendered solely for your benefit and the benefit of those persons participating in the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, and other person or entity or any purpose.

Very truly yours,

/s/ Gibson Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP